QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 11.2

        CONFIDENTIAL & PROPRIETARY

        TELKOM SA LIMITED
DISCLOSURE OF INFORMATION POLICY

TABLE OF CONTENTS

Clauses	Contents	Page Nr.
1.	Interpretation and Preliminary	3
2.	Introduction	4
3.	Objective	4
4.	Communication with Analysts, Investors and the Public	5
5.	Manner and Method of Disclosure	5
6.	Quiet Period	6
7.	Inadvertent Disclosure of Information	6
8.	Timing for Release of Information	6
9.	Timely Correction of Information	6
10	Updating Information Released	6
11	Even Distribution of Information	6
12.	Insider Information Guidelines	7
12.3.1	Financial news	7
12.3.2	Business and product news	7
12.3.3	Management news	8
12.3.4	Labour news	8
12.3.5	Litigation	8
12.3.6	Shareholding	8
13.	Press Release Process	9

DISCLOSURE POLICY

1.     INTERPRETATION AND PRELIMINARY

  The heading of the clauses in this document are for the purpose of convenience and reference only and shall not be used in the interpretation of, nor modify, nor amplify, the terms of this document nor any clause hereof. In this document, unless a contrary intention clearly appears—

  1.1
  words importing—

  1.1.1
  any one gender include the other two genders;

  1.1.2
  the singular include the plural and vice versa; and

  1.1.3
  natural persons include created entities (corporate or incorporate) and vice versa;

  1.2
  the following terms shall have the meaning assigned to them hereunder and cognate expressions shall have the corresponding meaning, namely—

  1.2.1
  "Company" means Telkom SA Limited, a public company duly incorporated under the laws of the Republic of South Africa with registration number 1991/005476/06 and/or any of its subsidiary companies;

  1.2.2
  "Corporate Communications" means the Corporate Communications department of the Company;

  1.2.3
  "External Reporting" means the section of the Group Finance department of the Company known as External Reporting;

  1.2.4
  "Investor Relations" means the section of the Group Finance department of the Company known as Investor Relations;

  1.2.5
  "Legal Services" means the Group Legal Services department of the Company;

  1.2.6
  "Insider Information" means information of, or about, the Company which has not been made public and which:

  (a)
  is obtained by a person through being a director, manager and employee of the Company; and

  (b)
  if it were to be made public would likely to have a material effect on the price or value of the shares of the Company.

  1.2.7
  "Insider Trading Act" means the Insider Trading Act 135 of 1998;

  1.2.8
  "IPO" means the initial public offering of the Company's shares on the JSE and the NYSE;

  1.2.9
  "JSE" means the JSE Securities Exchange South Africa;

  1.2.10
  "Listings Requirements" means the Listings Requirements of the JSE in force at any relevant time;

  1.2.11
  "Quite Period" means the period beginning on the 1st day of April and of October of each and every year, and ending on the date on which the annual financial statements and/or interim earnings of the Company are made public;

  1.2.12
  "Reporting Period" means the period, which is not a Quite Period, during which the Company may communicate with analysts and investors;

  1.2.13
  "SEC" means the Securities Exchange Commission of the United States of America;

    1.2.14
    "SENS" means the Stock Exchange News Service of the JSE;

  1.3
  When any number of days is prescribed in this document, the same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or gazetted public holiday throughout the Republic of South Africa in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or gazetted public holiday;

  1.4
  Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail;

  1.5
  Schedules or annexures to this document shall be deemed to be incorporated in and form part of this document and expressions not defined therein shall bear the same meanings as defined in this document.

2.     INTRODUCTION

  2.1
  The Company listed its shares on the JSE and the NYSE, through the IPO, on 4 March 2003. As a result of such listing, the Company is obliged to comply with confidentiality and non-disclosure provisions of the Insider Trading Act, the Listings Requirements and the requirements and regulations of the NYSE and the SEC, when disclosing Insider Information.

  2.2
  The Company is committed to making full, fair and consistent disclosure of Insider Information in terms of the Listings Requirements and the requirements and regulations of the NYSE and the SEC. The Company also wishes to ensure that its directors, managers and employees do not contravene the provisions of the Insider Trading Act regarding the use or disclosure of Insider Information.

  2.3
  In order to meet the commitments, and to realise the wishes, stated in paragraph 2.2 above, the Company wants to set clear policies that will guide its directors, managers and employees who have a direct or an indirect role to disclose Insider Information to the public.

  2.4
  The purpose of this document is to set out the Company's policy with regard to the disclosure of Insider Information.

3.     OBJECTIVE

  3.1
  This document regulates, without limitation, the following:

  3.1.1
  the manner in which the Company, its directors, managers and employees, should handle communication with analysts, investors and the public in general;

  3.1.2
  the manner of disclosing Insider Information;

  3.1.3
  the nature, timing and method for the disclosure of Insider Information;

  3.1.4
  the manner and method of determining information and activities of the Company which constitutes Insider Information;

  3.1.5
  the compliance with various regulations and listing requirements of the JSE, the NYSE and the SEC.

4.     COMMUNICATION WITH ANALYSTS, INVESTORS AND THE PUBLIC

  4.1
  The Company shall communicate, interface or interact in any other way, with analysts and investors through the:

  4.1.1
  the Chief Executive Officer;

  4.1.2
  the Chief Financial Officer; and

  4.1.3
  the Executive: Investor Relations.

  4.2
  The Company, its directors, managers, or employees, shall not disclose Insider Information nor communicate such information to the analysts or investors, unless such disclosure or communication is made in the presence of the persons referred to in paragraph 4.1 above.

  4.3
  The Company's directors, managers, or employees shall not discuss Insider Information with analysts, investors, the public or other managers or employees, who have no reason to know about it, unless such information has been disclosed to the public in accordance with the provisions of this document.

  4.3
  No director, manager, or employee, of the Company, including the persons referred to in paragraph 4.1 above, shall communicate Insider Information to analysts, investors, or the public, unless such information is disclosed through the Company's disclosure procedures stipulated in this document.

  4.4
  In the event that the Company has to disclose Insider Information to the Company's advisors, the director, or manager, or employee who will disclose such information to such advisors shall procure that such advisors sign a confidentiality and non-disclosure agreement in terms of which such advisors undertake, in favour of the Company, to keep the information disclosed to them strictly confidential and not to disclose such information to any third party without the prior written consent of the Company.

  4.5
  Should the Company be required to disclose Insider Information to a third party for the purposes of concluding certain business transactions that require the disclosure of such information, such information shall not be disclosed to such third party unless such third party has signed a confidentiality and non-disclosure agreement in terms of which such third parties undertake, in favour of the Company, to keep the information disclosed to them strictly confidential and not to disclose such information to any third party without the prior written consent of the Company.

  4.6
  Any director, manager and/or employee of the Company, who is authorised to sign the confidentiality and non-disclosure agreement contemplated in paragraphs 4.4 and 4.5 above, shall not sign such agreement unless such agreement has been approved by Legal Services.

  4.7
  Notwithstanding the provisions of this paragraph 4, all communication with the media shall be coordinated through Corporate Communications.

  4.8
  Corporate Communications shall, prior to issuing any press release, determine whether the information that is going to be disclosed through such press release is Insider Information.

  4.9
  Corporate Communication shall, prior to releasing Insider Information, or information has the potential to be Insider Information, in a press release, refer such information to External Reporting for validation and to Legal Services for sign-off.

5.     MANNER AND METHOD OF DISCLOSURE

  5.1
  The Company will communicate with the analysts and investors in writing, through both electronic and/or print media, by electronic mail and/or by telephone.

  5.2
  All investor related telephone conference calls shall be open to the public and will be accessible via the Company's website.

  5.3
  Investors or analysts who wish to have private meetings with the persons referred to in paragraph 4.1 above or who wish to participate in investor conferences must make such arrangement through Investor Relations.

  5.4
  The Company may, during Reporting Periods, communicate with analysts and investors, or disclose information, about the Company and its business provided that such communications, or disclosure, will be restricted to the Company information that has already been made public. The Company must not, in this regard, comment about trends in the telecommunication industry, or the progress that the Company is making, during the Reporting Period.

  5.5
  Any information that the Company makes public will be published by way of a formal press release, which shall firstly be published in SENS and filed with the SEC (where required) in a form prescribed for that purpose by the SEC or the securities laws of the United States of America. This information may, simultaneously with the publication in SENS or the filing with the SEC or as soon as possible thereafter, be published in other media. The Company will post all such press releases and investor conference presentations on the Company's website.

6.     QUIET PERIOD

  During the Quiet Period, the Company will not participate in any discussion relating to the Company's current financial performance or current business activities. Any discussions that the Company may have with analysts, investors or the public during this period shall be limited to historic information that has already been made public by the Company.

7.     INADVERTENT DISCLOSURE OF INFORMATION

  Should the Company inadvertently disclose Insider Information, the Company shall disclose such information in a formal press release, through SENS and in Form 8-K of the SEC, within 24 hours of the inadvertent disclosure of such information or before the market closes.

8.     TIMING FOR RELEASE OF INFORMATION

  The Company must disclose Insider Information at a time, when both the JSE and the NYSE are either open or closed. It is recommended, in this regard, that formal press releases be issued in the morning, South African time, before the JSE opens for trade at 9:00.

9.     TIMELY CORRECTION OF INFORMATION

  The Company must timely and without any delay correct any information disclosed by the company, which was initially believed to be correct but has been found, subsequent to the disclosure, to be incorrect.

10.   UPDATING INFORMATION RELEASED

  Investor Relations must ensure that Insider Information made public is updated without delay if there is any circumstances that materially changes or alters such information.

11.   EVEN DISTRIBUTION OF INFORMATION

  The Company shall not provide information on material events or announcements to selective publications or media organisations including the South African Government, on an exclusive basis.

  The Company must use all reasonable efforts to disclose material information to the public on a balanced and even-handed manner.

12.   INSIDER INFORMATION GUIDELINES

  12.1
  Insider Information is, as defined, information of, or about, the Company which is not in the public domain and which its disclosure is likely to have an effect on the price or value of the shares of the Company or it is information which reasonable investors would want to know before deciding to invest in, or divest from, the Company.

  12.2
  The ability to determine whether any information of, or about the Company, is Insider Information or not is a matter of judgement and experience. The guidelines set out below serve as a basis for determining whether information is Insider Information or not. However, as the basis for determining whether information is Insider Information or not is not cast in stone, one should use good judgement in determining whether information is Insider Information or not. In case of doubt as to whether information is Insider Information or not, this must be discussed with Investor Relations and/or Legal Services.

  12.3
  Information of, or about, the Company relating to the following, and which is not in the public domain is likely to be Insider Information and must be treated with caution:

  12.3.1
  Financial news
  a)
  Interim, quarterly and annual financial reports;

  b)
  A merger, an acquisition or formation of a joint venture;

  c)
  Profit warnings;

  d)
  A stock split or stock dividend;

  e)
  Dividends;

  f)
  The purchase or sales of a significant assets;

  g)
  A decision to take an asset write-off;

  h)
  A major change in accounting policies;

  i)
  Call for the redemption of shares;

  j)
  Significant change in capital investment;

  k)
  Share buy-back programme.

  12.3.2
  Business and product news
  a)
  The acquisition or loss of a significant customer contract;

  b)
  The award/licensing of spectrum;

  c)
  A launch of a significant new product or service;

  d)
  Change in tariffs;

  e)
  New regulations and impact thereof on business;

  f)
  The award of significant procurement contracts;

  g)
  Planned capital expenditure or significant investment programmes;

  h)
  Key operational data such as number of customers, traffic/minutes of use, revenue per line/ARPUS, lines per employee/customers per employee.

    12.3.3
    Management news
    a)
    Change in senior management;

    b)
    Board changes; and

    c)
    Change of auditors

    12.3.4
    Labour news
    a)
    A significant labour settlement or disputes;

    b)
    Significant new labour contracts; and

    c)
    Staff numbers or staff retrenchment announcements.

    12.3.5
    Litigation
    a)
    New significant claims launched by the Company or against the Company;

    b)
    Settlement of any material legal case;

    c)
    Change in status of any material case;

    12.3.6
    Shareholding
    a)
    Significant change in shareholding;

  12.4
  The guidelines stated in paragraph 12.3 above, are not exhaustive of the factors that may be taken into consideration in determining whether information of, or about, the Company is Insider Information or not. All the directors, managers, or employees, of the Company are urged to exercise caution in disclosing information of, or about, the Company which is not in the public domain.

13.   PRESS RELEASE PROCESS

Business expert input and sign-off
Draft Press release (CC)
Is this material info? (CC) Consult with ER
No
Yes
ER sign off for validation and compliance
CC Press distribution
PR Newswire (IR)
SENS (IR) Sponsor
6-K (IR) US Legal council
Communications with media (CC)
Communications with investors (IR)

QuickLinks

  EXHIBIT 11.2
TABLE OF CONTENTS